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                                                                     EXHIBIT 4.5

                   THE DIAL CORPORATION FUTURE INVESTMENT PLAN
                                 AMENDMENT NO. 1

         WHEREAS, Article X of The Dial Corporation Future Investment Plan (the "Plan") provides that the Plan may be amended from time to time by The Dial Corporation (the "Company") by resolution of its Board of Directors (the "Board") or by any person or persons duly authorized by resolution of said Board to take such action;

         WHEREAS, by resolution of the Board dated January 24-25, 2002, the Board resolved to amend Section 7.2 of the Plan effective as of February 1, 2002 to (i) reduce the age requirement from fifty-four (54) to fifty (50) and eliminate the ten (10) year service requirement applicable to employer contributions allocated to the "Employer Contribution Account" (as defined in Section 2.1(DD) of the Plan); and (ii) change the default investment for the Employer Contribution Account attributable to matching contributions from an investment in Company stock to an investment fund designated by the Retirement Committee; and

         WHEREAS, by the same resolution of the Board dated January 24-25, 2002, the Board resolved that the Executive Vice President - Shared Services of the Company be authorized and directed to take any and all such actions as he may deem necessary or desirable to carry out the intent and purposes of the foregoing resolution.

         NOW, THEREFORE, BE IT RESOLVED, that, in accordance with the aforementioned resolutions of the Board, the Plan is amended as follows, effective February 1, 2002:

         Sections 7.2(A) and 7.2(B) of the Plan is amended and restated in its entirety to provide the following:

                  "(A) Each Participant shall designate, in the manner established by the Committee, the Investment Fund(s) established pursuant to paragraph (C) below in which contributions made pursuant to Sections 4.1(A), 4.3, 4.5 and 4.6 hereof are to be invested. Subject to Section 7.2(B) below,

                           (i) a Participant's Employer Contribution Account
balance (consisting of contributions made pursuant to Sections 4.1(B) and (C) hereof) that is allocable to participation in the Plan prior to May 15, 2001 shall be invested only in Employer Stock, and the Participant shall have no choice of Investment Funds with respect to such balance,

                           (ii) effective May 15, 2001, any Participant may
reallocate up to seventy-five (75) percent of his Employer Contribution Account balance that is allocable to participation in the Plan through January 31, 2002 to any or all of six (6) Investment Funds designated by the Retirement Committee, and
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                           (iii) effective February 1, 2002, twenty-five (25)
percent of the Matching Contributions that are allocable to participation in the Plan on and after such date and credited to the Participant's Employer Contribution Account shall be invested in Employer Stock (and the Participant shall have no choice of Investment Funds with respect to such contributions), and the remaining seventy-five (75) percent of such Matching Contributions shall be invested in an Investment Fund designated by the Retirement Committee (which contributions may be reallocated at any time by the Participant to any or all of six (6) other Investment Funds designated by the Retirement Committee).

                  (B) Effective as of and following June 1, 2000, a Participant who is at least age fifty-four (54) and who has at least ten (10) years of continuous service with an Employer may reallocate Employer Stock that is allocable to participation in the Plan on and after such date and prior to February 1, 2002 and credited to such Participant's Employer Contribution Account to any other Investment Funds available under the Plan. Effective February 1, 2002, a Participant who is at least age fifty (50) may reallocate Employer Stock that is allocable to participation in the Plan on and after such date and credited to such Participant's Employer Contribution Account to any other Investment Funds available under the Plan, regardless of the number of years of continuous service the Participant has with an Employer."



Dated:  February 25, 2002



/s/ Bernhard J. Welle
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By:    Bernhard J. Welle
Title: Executive Vice President - Shared Services